Exhibit 10.1

CONFIDENTIAL

Note: Certain identified information has been excluded from this Exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Omitted information is indicated with the following: [*]

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 24, 2022 (the “Effective Date”), is entered into between Eton Pharmaceuticals, Inc., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010, USA and Dr. Reddy’s Laboratories S.A., a Swiss company (“Dr. Reddy’s”), with a place of business at Elisabethenanlage 11, CH - 4051, Basel, Switzerland.

RECITAL

A. Eton owns, licenses, or otherwise holds certain rights to manufacture, package, promote, market, sell, distribute, commercialize and/or otherwise exploit the Products (as defined below) and other assets related thereto; and

B. Eton desires to sell, convey, transfer, assign and deliver the Assets (as defined below) and transfer certain liabilities associated with Assets, and Dr. Reddy’s desires to purchase the Assets and assume such liabilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 [*]

1.2 “Action” means any action, cause of action, claim, complaint, charge, suit, examination, demand, inquiry, investigation, audit, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity and whether private or public, including by or before any Governmental Entity.

1.3 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.4 “Agreement” has the meaning set forth in the introductory paragraph.

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1.5 [*]

1.6 [*]

1.7 “Assets” means, collectively, (a) the Purchased Contracts (including all rights arising thereunder), (b) the Purchased Domain Names, (c) the Purchased Regulatory Documents, (d) the Purchased IP Rights, (e) Purchased Records, (f) Purchased Causes of Action, (g) the goodwill symbolized by the Purchased Trademark Rights, (h) except for the Excluded Assets set forth in (a)-(e) of Section 2.2, any and all proceeds, recoveries, refunds, counterclaims and rights, with respect to any matters, whether arising prior to, on or after the Effective Date that relate to any other Assets and (i) all goodwill and other intangible assets related to the Products or the Assets.

1.8 “Assignment of Domains” shall mean the certain Assignment of Domains Agreement to be entered into on the Effective Date by and between the Dr. Reddy’s and Eton in the form attached hereto as Exhibit B-1.

1.9 “Assignment of Patents” shall mean the certain Assignment of Patents Agreement to be entered into on the Effective Date by and between the Dr. Reddy’s and Eton in the form attached hereto as Exhibit B-2.

1.10 “Assignment of Trademarks” shall mean the certain Assignment of Trademarks Agreement to be entered into on the Effective Date by and between the Dr. Reddy’s and Eton in the form attached hereto as Exhibit B-3.

1.11 “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.12 “Audit Arbitrator” has the meaning set forth in Section 5.4.3.

1.13 “Bill of Sale and Assignment and Assumption Agreement” means the certain Bill of Sale and Assignment and Assumption Agreement to be entered into on the Effective Date by and between Dr. Reddy’s and Eton in the form attached hereto as Exhibit B-4.

1.14 “Biorphen Product” means any phenylephrine hydrochloride product (including those covered by NDA No. N212909 or any other Registrations).

1.15 “Business” means the development, manufacture, marketing, promotion, distribution or sale of the Products as of the Effective Date.

1.16 “Charter Documents” means, with respect to any corporation or other legal entity, those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental Entity, including, such corporation’s or other legal entity’s articles or certificate of incorporation, formation, organization or association, and (b) otherwise govern its internal affairs, including, such corporation’s or legal entity’s bylaws or operating agreement.

1.17 “Claim” has the meaning set forth in Section 7.1.

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1.18 “Commercially Reasonable Efforts” means the level of diligence and effort that a [*] customarily devotes to developing and/or commercializing, prosecuting, enforcing and defending intellectual property rights related to, and conducting related activities, as applicable, a similar generic pharmaceutical product that such Person owns or controls which such product has similar characteristics as the Product, is at a similar stage in its development or product life as the Product, taking into account all relevant factors, including relative safety and efficacy, product profile, the proprietary position, the competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, price and reimbursement status and other relevant scientific, technical and commercial factors.

1.19 [*]

1.20 “Confidential Business Information” has the meaning set forth in Section 6.2.

1.21 “Contract” means any written or oral contract, covenant, arrangement, agreement, instrument, indenture, note, bond, lease, conditional sales contract, mortgage, obligation, franchise, warranty, guaranty, undertaking, arrangement, understanding or other binding commitment or purchase order, and all amendments thereto.

1.22 “Cysteine Product” means Product 6 (as referenced in Schedule 1.77) covered by ANDA No. 214082).

1.23 “Data Room” means that certain data room hosted on Box.com made available to Dr. Reddy’s prior to the Effective Date.

1.24 “Devlin” means Devlin Law Firm LLC.

1.25 [*]

1.26 “Dr. Reddy’s” has the meaning set forth in the introductory paragraph.

1.27 “Dr. Reddy’s Indemnitees” has the meaning set forth in Section 7.1.

1.28 “Effective Date” has the meaning set forth in the introductory paragraph.

1.29 “Encumbrance” means any encumbrance, lien, charge, hypothecation, charge, claim, license, covenant not to sue, title retentions, restriction on transfer of title, pledge, obligation to pay royalties, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any Contract to create any of the foregoing.

1.30 “Escrow Agent” means Citibank N.A.

1.31 “Escrow Agreement” means that certain Escrow Agreement by and among Eton, Dr. Reddy’s and the Escrow Agent governing the administration of the Escrow Amount, in substantially the form attached hereto as Exhibit A.

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1.32 “Escrow Amount” means [*]

1.33 “Escrow Release Date” has the meaning set forth in Section 6.14.1.

1.34 “Eton” has the meaning set forth in the introductory paragraph.

1.35 “Eton Indemnitees” has the meaning set forth in Section 7.2.

1.36 “European Union” means, at any particular time, all countries that are then officially recognized as member states of the European Union or members of the European Economic Area

1.37 “Excluded Assets” has the meaning set forth in Section 2.2.

1.38 “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.39 “Exela Case” means Exela Pharma Sciences, LLC v. Eton Pharmaceuticals, Inc., No. 1:20-cv-00365 (D. Del.).

1.40 “FDA” means the Food and Drug Administration of the United States, or any successor thereto.

1.41 “FDCA” means the federal Food, Drug, and Cosmetic Act, as amended.

1.42 “Federal Health Care Programs” has the meaning set forth in Section 3.12.1(a).

1.43 “Financial Statements” has the meaning set forth in Section 3.3.

1.44 “First Commercial Sale” means, with respect to any Product, the first sale of such Product by Dr. Reddy’s, its Licensees, or its or their respective Affiliates to a Third Party, after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority. For the avoidance of doubt, sales prior to receipt of regulatory approvals necessary to commence regular commercial sales, such as samples, promotional-use, so-called “treatment IND sales”, “named patient sales” or “compassionate use sales”, shall not be construed as a First Commercial Sale.

1.45 “Fundamental Representations” means the representations and warranties in [*].

1.46 “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

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1.47 “Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether multinational, national, foreign, domestic, territorial, federal, state, municipal or local, governmental entity, quasi-governmental entity, self-regulatory organization (including any securities exchange) or any judicial or public or private arbitrational body or tribunal, court, commission, board, bureau, agency or instrumentality or any regulatory, administrative or other department, political or other subdivision or branch of any of the foregoing.

1.48 “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

1.49 [*]

1.50 “Healthcare Regulatory Laws” means Laws relating to healthcare regulatory matters applicable to Eton, which may include: (a) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (b) Titles XVIII and XIX of the Social Security Act (42 U.S.C. §§ 1395 et seq. and 1396 et seq.), respectively, the “Medicare Laws” and the “Medicaid Laws;” (c) 42 U.S.C. § 263a, which is commonly referred to as the “Clinical Laboratory Improvement Amendments of 1988” or “CLIA;” (d) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (e) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (f) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (g) 21 U.S.C. § 301-399i, which is commonly referred to as the “Food, Drug, and Cosmetic Act;” (h) any federal, state or local applicable Law that regulates either the approval, clinical development, manufacturing, promotion or distribution of products; (i) any federal or state law regulating the interactions with health care professionals and reporting thereof, including Section 112G of the Social Security Act and its implementing regulations and state transparency and disclosure laws; (j) Section 340B of the Public Health Service Act (42 U.S.C. § 256B); (k) Section 603 of the Veterans Health Care Act (38 U.S.C. § 8126); (l) any federal, state or local statute or regulation requiring pharmaceutical manufacturers to report information to Governmental Entities relating to Product price changes; or (m) any federal, state or local statute or regulation relevant to false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

1.51 “Indebtedness” means, without duplication: (a) any monetary obligations of Eton for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses and breakage costs); (b) any monetary obligations of Eton evidenced by any note, bond, debenture, agreement or other debt security (whether or not secured by an Encumbrance against the Assets or any other properties and assets of Eton); (c) any monetary obligations of Eton under leases for personal property required by GAAP to be capitalized; (d) any monetary obligations of a Person, other than Eton, secured by an Encumbrance against the Assets or any other properties and assets of Eton; (e) any monetary obligations of Eton for the reimbursement of letters of credit, bankers’ acceptance, bankers’ guarantee or similar credit transactions, but only to the extent actually drawn; (f) the net amount, which may be positive or negative, of any obligations of Eton under any currency or interest rate swap, hedge or similar protection device; (g) liens for Taxes of Eton to the extent related to the Assets; (h) all outstanding payment obligations for the deferred purchase price of property, goods or services; (i) all accounts receivable that are more than ninety (90) days beyond the applicable due date, notwithstanding the terms and conditions of the applicable Contract, (j) Liabilities in respect of any earned but unpaid bonuses, severance, change of control payments, unfunded compensated leave or leave encashment, unfunded gratuity Liabilities, pension or any other retirement Liabilities, or other deferred compensation; (k) any of the foregoing to the extent guaranteed by Eton, and (l) any interest, penalties or other similar fees incurred in connection with any Liabilities described in clauses (a) through (k).

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1.52 “Indemnifying Party” has the meaning set forth in Section 7.3.1.

1.53 “Indemnitee” has the meaning set forth in Section 7.3.1.

1.54 “Information Privacy and Security Laws” means all Laws relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any Governmental Entity thereunder, in each case that are applicable to Eton or the Assets, which may include the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state consumer privacy laws, including the California Consumer Privacy Act, state data security Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.

1.55 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, corporate names (including “doing business as” or “d/b/a” registrations), and all other indicia or identifiers of source or origin (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) Trade Secrets; (d) patents, patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing (“Patents”); (e) domain names and social media account names or identifiers; (f) Software; (g) hardware; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including, without limitation, (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.

1.56 “Inventory” means all inventory that relates to a Product or is held for sale to customers of a Product, including finished Product and any active pharmaceutical ingredients, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process related to a Product.

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1.57 “Knowledge of Eton” or “Eton’s Knowledge” (or similar phrases) means the actual knowledge, after due and reasonable inquiry of (a) each officers of Eton, and (b) Sean Brynjelsen (Chief Executive Officer), David Krempa (Head of Business Development), Bharathi Devarakonda, PhD (Senior Vice President, Regulatory Affairs & Technical Services), Ingrid Hoos (Senior Vice President, Regulatory Affairs), Scott Grossenbach (Vice President, Sales Operations), Danka Radosavljevic (Vice President, Quality), and Kevin Guthrie (Executive Vice-President, Commercial Operations). For the purposes of this definition, “reasonable inquiry” shall not require Eton to obtain any new freedom to operate opinion from external counsel with respect to the representation or warranty set forth in Section 3.7.2, provided, however, that shall not include any such freedom to operate opinion already received by Eton prior to the Effective Date.

1.58 “Law” means any federal, national, territorial, state, municipal or local, foreign, multi-national or domestic statute, act, law (including common law), treaty, ordinance, rule, regulation, order, writ, injunction, directive, judgment, award, code, Governmental Order, approval, permit, decree, ruling or other legally-binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of a Governmental Entity.

1.59 “Liability” or “Liabilities” means any direct or indirect obligation, Indebtedness, liability, claim, Loss, endorsement, cost, expense, damage (including punitive or exemplary damages and fines or penalties or interest thereon), Taxes, deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, due or due to become due, secured or unsecured, accrued, absolute, contingent or otherwise.

1.60 “Licensed Intellectual Property” means any Intellectual Property that relates to the Product and is in-licensed by Eton, but for which such license agreement is not being assigned to Dr. Reddy’s hereunder.

1.61 “Licensee” means a Third Party to whom Dr. Reddy’s or its Affiliate has granted a (sub)license, immunity or other right under the Assets to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.62 “Losses” shall mean all losses, costs, interest, Taxes, charges, expenses (including reasonable attorneys’ fees or other professional fees and expenses), obligations, Liabilities, settlements, awards, judgments, fines, penalties, damages, assessments or deficiencies, whether or not involving a Claim.

1.63 “Material Contracts” has the meaning set forth in Section 3.14.1.

1.64 “Material Customers” has the meaning set forth in Section 3.15.1.

1.65 “Material Suppliers” has the meaning set forth in Section 3.15.1.

1.66 “Milestone Information” has the meaning set forth in Section 5.4.1.

1.67 “Milestone Payments” has the meaning set forth in Section 5.2.

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1.68 “Milestone Period” means [*]

1.69 “Occurrences” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.

1.70 “OFAC” has the meaning set forth in Section 3.12.3.

1.71 “Patent” has the meaning set forth in Section 1.56.

1.72 “Payor” has the meaning set forth in Section 3.15.2.

1.73 “Permits” has the meaning set forth in Section 3.11.2.

1.74 “Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations, financial condition of the assets of Eton; and (c) non-exclusive licenses pursuant to any Purchased Contracts and granted in the ordinary course of business.

1.75 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.76 “Product” means the pharmaceutical products set forth on Schedule 1.77, including without limitation Rezipres Product, Biorphen Product, Cysteine Product.

1.77 “Product Intellectual Property” has the meaning set forth in Section 3.7.1.

1.78 “Product Net Sales” means, with respect to a Biorphen Product, the gross sales price of such Product invoiced by Dr. Reddy’s, its Licensees, or its or their respective Affiliates to customers in the United States who are not Affiliates (or are Affiliates but are the end users of such Product) less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by or on behalf of Dr. Reddy’s with respect to the sale or other disposition of such Product:

1.78.1 normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of a Products;

1.78.2 credits, bad debt, price adjustments or allowances given or made for rejection or return of previously sold Products or for retroactive price reductions or failure to supply claims, recalls and billing errors, to the extent that such credits, price adjustments or allowances are customary in the generic pharmaceutical industry and are actually allowed or accrued;

1.78.3 rebates, compulsory rebates, reimbursements, co-pay card discounts and chargeback payments granted to wholesalers or other distributors, buying groups, managed health care organizations, pharmacy benefit managers (or equivalent thereof), national, state/provincial, local and other governments, their agencies and purchasers and reimbursers, or to trade customers;

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1.78.4 costs of freight, shipping, special packaging, insurance and other transportation charges directly related to the distribution of a Product, as well as distribution service fees and any fees for services provided by wholesalers and warehousing chains related to the distribution of such Products; and

1.78.5 the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare prescription drug plans;

1.78.6 that portion of the annual fee on prescription drug manufacturers imposed by Section 9000 et seq. of the Patient Protection and Affordance Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of a Product (such amount to the extent paid or becoming due); and

1.78.7 sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of a Product, but only to the extent that such taxes and duties are actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of the Product;

Such amounts shall be determined in accordance with IFRS, consistently applied.

In no event will any particular amount identified above be deducted more than once in calculating Product Net Sales. Any free of charge disposal or use of a Product for regulatory or marketing purposes, including sales in connection with a compulsory license, for clinical studies purposes or compassionate, named patient, charitable, humanitarian program or similar use, will not be deemed a sale or disposition for calculating Product Net Sales.

1.79 “Purchase Price” has the meaning set forth in Section 2.7.

1.80 “Purchased Causes of Action” means all present and future Actions (including the Exela Case), rights of set-off and credits against Third Parties, in each case, that relate to any Asset.

1.81 “Purchased Contracts” means the Contracts set forth on Schedule 1.82.

1.82 “Purchased Domain Names” means the Internet domain names and social media account names or identifiers set forth on Schedule 1.83.

1.83 “Purchased IP Rights” means the Purchased Patent Rights, the Purchased Know-How Rights, and the Purchased Trademark Rights.

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1.84 “Purchased Know-How Rights” means all of Eton’s or its Affiliate’s Trade Secret and other know-how rights or confidential information related to a Product or its use or manufacture as of the Effective Date.

1.85 “Purchased Patent Rights” means (a) all patents and patent applications (including provisional patent applications) owned or purported to be owned by Eton or its Affiliates that claim a Product or its use as of the Effective Date (including those patents and patent applications listed on Schedule 1.86), together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.86 “Purchased Records” means all books, records and files, including customer and vendor lists, warranty details, marketing and promotional materials, credit records maintained by Eton and related to a Product, other than the Purchased Regulatory Documents, which includes all documents, if any, relating to the calculation of baseline AMP (“Baseline AMP Information”).

1.87 “Purchased Regulatory Documents” means all (a) Regulatory Filings and Registrations for the Products, (b) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues submitted to any Governmental Entity with respect to the Products and safety databases, and (c) all material correspondence with any Governmental Entity relating to the Product, in each case, existing as of the Effective Date.

1.88 “Purchased Trademark Rights” means all trademarks, service marks, logos, slogans and trade names (whether or not registered) owned or purported to be owned by Eton or its Affiliates that exist as of the Effective Date and are related to a Product, together with all registrations, applications for registration, or renewals of the foregoing and all goodwill associated therewith, including those listed on Schedule 1.89.

1.89 “Registration” means any registration, license, permit or governmental approval or clearance from the FDA or any other regulatory authority necessary for the development, manufacture, marketing, use or sale of a human pharmaceutical product in the Territory.

1.90 “Regulatory Filing” means any New Drug Application or Abbreviated New Drug Application, or any other application, notification or submission made to or with the FDA or any other regulatory authority for Registration of a human pharmaceutical product, together with all amendments and supplements to any of the foregoing.

1.91 “Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling Persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

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1.92 “Restricted Business” means the research, development, manufacture, submission of Regulatory Filings for, offering to sell, sale, marketing, solicitation of orders for, distribution, commercialization, exploitation or disposal of any Competitive Product.

1.93 “Restricted Period” has the meaning set forth in Section 6.10.1.

1.94 “Retained Sintetica Purchase Order” means that certain purchase order (PO No. 1466) dated May 12, 2022 issued to Sintetica by Eton.

1.95 “Rezipres Product” means any ephedrine hydrochloride product covered by NDA No. N213536.

1.96 “Sintetica” means Sintetica SA, a Swiss company.

1.97 [*]

1.98 “Sintetica Letter” means that certain letter agreement among Eton, Sintetica and Dr. Reddy’s entered into on or around the Effective Date.

1.99 “Sintetica Purchase Order” means that certain purchase order (PO No. 1465) dated May 12, 2022 issued to Sintetica by Eton, a copy of which is attached hereto on Schedule 1.100.

1.100 “Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

1.101 “Successful Court Outcome for Cysteine Injection” means, [*]

1.102 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.103 “Tax Return” means any return, report, declaration, form, claim for refund, information return or other document, including any schedules or attachments thereto, filed or required to be filed with any Governmental Entity with respect to Taxes, including any amendments thereof.

1.104 “Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

1.105 “Territory” means the entire world.

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1.106 “Third Party” means any Person other than Eton, Dr. Reddy’s or their respective Affiliates.

1.107 “Trade Secrets” means any information protectable as a trade secret under applicable Law, which may include know-how, inventions and invention disclosures (whether or not patentable), rights in inventions (including, discoveries, improvements, ideas, data, pricing, cost-information, concepts, creative works, drawings formulas, formulations, patterns, techniques, prototypes, specifications, protocols, and processes), technology, and business and technical information (including business and marketing plans, databases, data compilations and collections, tools, methods, processes, techniques, and customer and supplier information).

1.108 “Upfront Payment” has the meaning set forth in Section 5.1.

1.109 “Xellia” means Xellia Pharmaceuticals USA, LLC, a Delaware limited liability company.

1.110 “Xellia Agreement” means that certain Co-Promotion Agreement dated January 6, 2020 by and between Eton and Xellia.

1.111 “XGen” means XGen Pharmaceuticals DJB, Inc., a New York corporation.

1.112 “XGen Agreement” means that certain Commercialization and Supply Agreement dated July 8, 2021 by and between Eton and XGen.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Dr. Reddy’s hereby purchases from Eton, and Eton hereby sells, conveys, transfers, assigns and delivers to Dr. Reddy’s, on the Effective Date, all of Eton’s right, title and interest in and to the Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

2.2 Excluded Assets. Notwithstanding anything to the contrary herein, except for the Assets, Dr. Reddy’s is not acquiring any assets, properties or rights of Eton (collectively, the “Excluded Assets”), including without limitation (a) the Devlin Law Agreement, the Xellia Agreement, the AL Pharma Agreement, the XGen Agreement, and the Contracts listed on Schedule 3.14.1(g) and/or 3.14.2, together with all rights under the foregoing, (b) the Licensed Intellectual Property, (c) all insurance policies of Eton and all rights to applicable claims and proceeds thereunder, (d) the Retained Inventory, and (e) the Retained Sintetica Purchase Order and all rights thereunder.

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Dr. Reddy’s hereby agrees to assume, pay, perform, and discharge any and all Liabilities or obligations to the extent arising out of or relating to any period, or any portion of any period, on or after the Effective Date solely related to the Assets (the “Assumed Liabilities”), including: (i) all Liabilities and/or obligations that first arose on or after the Effective Date under the Purchased Contracts; and (ii) all product liability claims relating to a Product to the extent first brought or initiated on or after the Effective Date solely with respect to Product manufactured on or after the Effective Date and sold by Dr. Reddy’s, its Affiliates or Licensees. For the avoidance of doubt, the Excluded Liabilities set forth in (t) – (x) of Section 2.4 shall not be Assumed Liabilities.

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2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, except for the Assumed Liabilities, Dr. Reddy’s shall not be obligated to assume, pay, perform, or discharge, and is not assuming, paying, performing or discharging (a) any Liabilities of Eton or any of its Affiliates arising out of, relating to or otherwise in respect of the Assets to the extent arising out of or relating to any period, or any portion of any period, prior to the Effective Date, (b) any Liabilities of Eton or any of its Affiliates that are not Assumed Liabilities (whether arising prior to, on or after the Effective Date), (collectively, the “Excluded Liabilities”), including without limitation, (t) any Liabilities under the Retained Sintetica Purchase Order, (v) all Liabilities relating to the Excluded Assets, (w) all Liabilities arising under the Xellia Agreement and XGen Agreement, (x) any Liabilities related to any chargebacks, rebates or returns for Product sold by or on behalf of Eton, which, for clarity, includes any Product sold by or on behalf of Xellia and/or XGen, (y) all Liabilities in connection with the [*] arising from or in connection with events occurring prior to or on the Effective Date (which shall include all expert fees, consultant fees, attorney fees), and (z) any attorney’s fees and expenses awarded in favor of any counterparty of Eton (or its successor, including Dr. Reddy’s) to the Exela Case.

2.5 Transfer Documents. On or prior to the Effective Date, the parties will enter into (a) the Assignment of Patents, (b) the Assignment of Trademark, (c) the Assignment of Domains, and (d) the Bill of Sale and Assignment and Assumption Agreement. In addition to the foregoing, at such time as reasonably requested by a party on or after the Effective Date, the other party shall duly execute and deliver to such party such bills of sale, assignment or other title transfer documents and instruments reasonably requested by such party evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement, including without limitation assignment agreement(s) for the Purchased IP Rights. Following the Effective Date, upon request from Dr. Reddy’s, Eton shall provide any Baseline Amp Information in its possession or control.

2.6 License Grant. Subject to the terms and conditions of this Agreement, Eton hereby grants to Dr. Reddy’s a worldwide, royalty-free, fully-paid up, irrevocable, non-exclusive, non-transferable (except as may be assignable pursuant to Section 8.6) and sublicensable license under any Licensed Intellectual Property solely to research, develop, and commercialize one or more Products.

2.7 Consideration. The consideration for the sale to Dr. Reddy’s of the Assets and assumption of the Assumed Liabilities by Dr. Reddy’s under this Agreement shall consist of the following (collectively, the “Purchase Price”):

2.7.1 The Upfront Payment; and

2.7.2 The Milestone Payments.

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2.8 Closing Deliverables of Dr. Reddy’s. Except as set forth below, on the Effective Date, Dr. Reddy’s shall pay or deliver (as applicable):

2.8.1 to Eton, the Upfront Payment less the Escrow Amount, by wire transfer of immediately available funds to a bank account designated in writing by Eton, which shall be provided to Dr. Reddy’s at least two (2) business days prior to the Effective Date; and

2.8.2 to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;

2.8.3 Assignment of Patents, the Assignment of Trademarks, the Assignment of Domains, and the Bill of Sale and Assignment and Assumption Agreement, all duly executed by Dr. Reddy’s;

2.8.4 to Eton, the Escrow Agreement, duly executed by Dr. Reddy’s and the Escrow Agent; and

2.8.5 the Sintetica Letter, duly executed by Dr. Reddy’s.

2.9 Closing Deliverables of Eton. Except as set forth below, on or prior to the Effective Date, Eton shall deliver or cause to be delivered to Dr. Reddy’s, as applicable:

2.9.1 a copy of the resolutions approving this Agreement and the transactions contemplated hereby on behalf of Eton;

2.9.2 the Escrow Agreement, duly executed by Eton;

2.9.3 the Assignment of Patents, the Assignment of Trademarks, the Assignment of Domains, and the Bill of Sale and Assignment and Assumption Agreement, all duly executed by Eton;

2.9.4 evidence that all Encumbrances other than Permitted Encumbrances have been released with respect to the Assets to Dr. Reddy’s satisfaction;

2.9.5 evidence [*];

2.9.6 evidence that (a) the AL Pharma Agreement has been terminated, and (b) all of AL Pharma Inc.’s right, title and interest in the AL Pharma IP (as defined in the AL Pharma Agreement) has been assigned to Eton, in each case (a) and (b), to Dr. Reddy’s satisfaction;

2.9.7 the Sintetica Letter, duly executed by Eton and Sintetica;

2.9.8 evidence that the Sintetica Purchase Order has been amended to have the Product ordered by Sintetica be manufactured with Dr. Reddy’s trade dress to Dr. Reddy’s satisfaction;

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2.9.9 any assignment or other title transfer documents and instruments reasonably requested by Dr. Reddy’s, evidencing the sale, conveyance, transfer and assignment of the Assets;

2.9.10 a written consent, in form and substance reasonably acceptable to Dr. Reddy’s, from each of the Persons set forth on Schedule 3.8(b)(i);

2.9.11 the [*]; and

2.9.12 such other agreements, consents, documents, instruments and writings as are reasonably requested by Dr. Reddy’s to be delivered by Eton pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby.

Dr. Reddy’s and Eton acknowledge that as of the Effective Date, the Escrow Agreement has not been executed and the escrow account has not yet been opened. As soon as practicable following the Effective Date, Dr. Reddy’s and Eton each agree to enter into the Escrow Agreement and provide all reasonable information and documents as reasonably requested by the Escrow Agent in order to establish the escrow account. Dr. Reddy’s and Eton agree, that notwithstanding anything in the agreement to the contrary set forth in Section 2.8 or Section 2.9, within two (2) business days of the Effective Date, Dr. Reddy’s shall wire the Upfront Amount less the Escrow Amount to Eton, and Dr. Reddy’s shall hold the Escrow Amount. Thereafter, upon the opening of the escrow account, Dr. Reddy’s shall deliver to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement.

2.10 Allocation of Purchase Price. The Purchase Price shall be allocated, if an allocation is required, as set forth on Schedule 2.10. After the Effective Date, Eton and Dr. Reddy’s shall make consistent use of any allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable Taxing Authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Eton nor Dr. Reddy’s shall contend or represent that such allocation is not a correct allocation.

3. Representations and Warranties of Eton. Eton hereby represents and warrants to Dr. Reddy’s, as of the Effective Date, except as indicated on the disclosure schedules, if any, attached to this Agreement, as follows:

3.1 Authority and Binding Effect. Eton has all requisite power and authority to execute and deliver this Agreement and other documents and instruments contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and other documents and instruments contemplated hereby, and the consummation by Eton of its obligations contained herein, have been duly authorized by all necessary corporate actions of Eton and no other actions on the part of Eton is necessary to authorize this Agreement and other documents and instruments contemplated hereby or to consummate the transactions contemplated hereby or thereby. This Agreement and other documents and instruments contemplated hereby have been duly executed and delivered by Eton. This Agreement and other documents and instruments contemplated hereby are valid and binding agreements of Eton, enforceable against Eton in accordance with their respective terms.

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3.2 Organization and Standing. Eton is duly organized, validly existing and in good standing under the laws of the State of Delaware. Eton is qualified to do business in each jurisdiction where such qualification is necessary and is in good standing in each such jurisdiction. Eton has the requisite corporate power and authority necessary to enable it to own, lease, use, hold or otherwise conduct its business as now owned, leased, used held or otherwise conducted.

3.3 Financial Statements. Except as would not have a material adverse effect on the Assets:

3.3.1 Complete copies of Eton’s audited financial statements consisting of the balance sheet of Eton as at December 31, 2021 and as at December 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 12 month periods then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Eton as at March 31, 2022 and the related statements of income and retained earnings and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been filed with the SEC and are publicly available. The Audited Financial Statements have been prepared in accordance with GAAP and the Interim Financial Statements have been prepared in accordance with GAAP, both as applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Eton, and fairly present the financial condition of Eton as of the respective dates they were prepared and the results of the operations of Eton for the periods indicated. Eton maintains a standard system of accounting established and administered in accordance with GAAP, as the case may be.

3.4 No Undisclosed Liabilities. Except as incurred in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, order or Permit, or any Action), neither Eton nor the Business has any Liabilities of any kind and there is no Occurrence that would reasonably be expected to result in any Liabilities except for (a) Liabilities reflected on and reserved against in on the face of the Financial Statements, and (b) Liabilities that have arisen since January 1, 2021.

3.5 Title. Eton has good, valid and marketable title to each of the Assets, and each of the Assets is owned solely by Eton, free and clear of any Encumbrances other than Permitted Encumbrances. The Assets constitute all of the rights, properties and assets that are necessary to exploit the Products as they are exploited by Eton as of immediately prior to the Effective Date. To the Knowledge of Eton, the Assets as of the Effective Date are all the rights, properties and assets of Eton that are necessary and sufficient to exploit, the Products immediately following the Effective Date as they are exploited by Eton as of immediately prior to the Effective Date. The tangible assets included in the Assets are (i) maintained in accordance with normal industry practice and (ii) are in good operating condition and repair (subject to normal wear and tear).

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3.6 Inventory. Schedule 3.6 sets forth a true, complete and accurate list of Inventory in the possession or control of each of Eton, Xellia, and XGen [*] existing as of the Effective Date. Schedule 3.6 further sets forth any Inventory that will be received by Eton following the Effective Date that is not in its possession or control on the Effective Date. Eton has not introduced or sold Product into the market in the Territory in a manner inconsistent with the actual demand of the market for Product in the Territory (i.e., “channel stuffing” or “trade loading”).

3.7 Intellectual Property.

3.7.1 Schedule 3.7.1 sets forth all of the Intellectual Property that is (a) owned or purported to be owned by Eton, (b) registered with a Governmental Entity or subject to an application for such a registration, and (c) related to the Products (together with collectively, “Owned Intellectual Property”). Eton owns or controls all of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

3.7.2 The (i) Owned Intellectual Property, and (ii) the Intellectual Property licensed to Eton pursuant to one or more Purchased Contracts (the “In-Licensed IP,” and (i) and (ii), together with the Purchased Know-How Rights, collectively, the “Product Intellectual Property”), includes all of the Intellectual Property used or purported to be used by Eton, its Affiliates or its agents to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use the Products. To Eton’s Knowledge, there are no other Intellectual Property that are necessary to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use the Products. The consummation of the transactions contemplated hereby will not result in the loss or impairment of Eton’s right to use any In-Licensed IP granted to it under the applicable license agreement (other than the rights granted to Dr. Reddy’s hereunder).

3.7.3 All registered Product Intellectual Property is subsisting, valid and enforceable. All fees have been timely paid and all required communications and responses timely filed with regard to all Product Intellectual Property subject to registration with a Governmental Entity or other registrar, and Eton and their respective Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any patents and patent applications. No grants, funding, facilities, or personnel of any Governmental Entity or university, research institution or similar entity was used to develop or create (in whole or in part) any Product Intellectual Property. No Patent that is part of the Product Intellectual Property has been the subject of or is now involved in any interference, reissue, reexamination, or inter partes proceeding (other than normal course proceedings regarding the prosecution of patents). No Patent that is part of the Product Intellectual Property is subject to any compulsory license.

3.7.4 Neither the validity, enforceability nor scope of, nor Eton’s title or other rights to, any Product Intellectual Property, or to the Knowledge of Eton, any other Product Intellectual Property, is currently being, or has been, challenged in any Action or threatened to be challenged in any Action.

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3.7.5 There have been no Actions, and there are no Actions pending or, to the Knowledge of Eton, threatened against Eton, alleging that Eton or any Person, is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any of the Intellectual Property rights of any Person in connection with the design, development, manufacture, licensing, marketing, distribution, maintenance, repair, offering for sale, sale, or use the Products. There have been no Actions, and there are no Actions pending or threatened by or on behalf of Eton, against any Person alleging infringement, misappropriation or other violation of any Product Intellectual Property.

3.7.6 All Product Intellectual Property are currently in compliance with applicable legal requirements and are not subject to any unpaid maintenance or actions fees or Taxes or actions falling due within ninety (90) days after the Effective Date.

3.7.7 To the extent that any Assets were originally owned or created by or for any Person other than Eton, (a) Eton has obtained the complete, unencumbered and unrestricted right to effect the transfer of the Assets from Eton to Dr. Reddy’s and confirms that such transfer does not violate any such right to transfer; (b) no Person has retained or otherwise has any rights or licenses with respect to the Assets; and (c) to the Knowledge of Eton, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

3.7.8 Eton has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Person any Assets, whether by settlement, coexistence agreement, covenant not to sue, waiver, release or other express grants or right to use.

3.7.9 Eton is not required to make or accrue any royalty, milestone or other similar payment (excluding, for the avoidance of doubt, customary payment obligations in exchange for the performance of services or purchase of goods) to any Person in connection with any of the Assets.

3.7.10 Eton is not using any Intellectual Property supplied by any Governmental Entity or any other Person for any purpose or in any manner that is outside the scope of the rights provided in the applicable Contract with such Governmental Entity or any other Person.

3.7.11 Eton has (a) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all material Trade Secrets used in connection with the Business, and (b) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its past and present employees, contractors, officers and consultants who have been employed or engaged to develop Intellectual Property for Eton and pursuant to which such employees, contractors and consultants have (i) acknowledged that all Intellectual Property they developed in the course of their engagement with Eton is Eton’s property and assigned all Intellectual Property that is developed or discovered to Eton, and (ii) agreed to hold all Trade Secrets and proprietary information of Eton in confidence both during and after their employment or engagement. Eton has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, other than the authorized employees, which are subject to strict confidentiality provisions any material Trade Secrets used in connection with the Business. No manager, director, officer, employee, consultant, or other representative of Eton owns or, to the Knowledge of Eton, claims any rights in the Product Intellectual Property.

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3.7.12 Except as set forth on Schedule 3.7.12, (a) no Person has excluded the Product Intellectual Property from their respective confidentiality and invention assignment agreement, (b) no Person is in breach, in any material respects, of their respective confidentiality and invention assignment agreement, and (c) to Eton’s Knowledge, there has not been any disclosure of or access to any material Trade Secret of the Business to any Person in a manner that has resulted or is reasonably likely to result in the loss of such Trade Secret and to such information.

3.7.13 Eton has complied in all material respects with all Information Privacy and Security Laws. Eton has not been notified of (i) any Action related to a data security or privacy event that was not authorized by Eton; (ii) an Action alleging a violation of any of Eton’s privacy policies; or (iii) an Action alleging a violation of any Information Privacy and Security Law, nor has any such Action been threatened.

3.8 Conflicts; Consents. The execution and delivery by Eton of this Agreement and any agreements contemplated thereby, and the consummation of the transactions contemplated hereby and thereby, and performance of the obligations hereunder and thereunder, (a) do not and will not result in the violation of any provision of the Charter Documents of Eton, each as amended to date; (b) do not and will not (i) except as set forth on Schedule 3.8(b)(i), require the consent, notice or other action by any Person under, (ii) conflict with, (iii) result in a violation or breach of, or constitute a default or an Occurrence that, with or without notice or lapse of time or both, would constitute a default under, (iv) result in the acceleration of, or (v) create any right to accelerate, terminate, modify or cancel, in each case (i) through (v), any Contract that is related to the Products to which Eton or any of its properties or assets (including intangible assets) is subject; (c) do not and will not violate any existing Law applicable to Eton or any of its properties or assets (tangible and intangible), and (d) do not and will not result in the creation or imposition of any Encumbrance on any Assets. To Eton’s Knowledge, no consent, authorization, Permit or approval or other action by, and no notice to or filing with, any Governmental Entity is or will be required to be obtained or made by Eton in connection with the execution, delivery and performance by Eton of this Agreement and the consummation by Eton of the transactions contemplated hereby.

3.9 Tax Matters.

3.9.1 Eton has timely filed all income and other Tax Returns with the appropriate Governmental Entity that it was required to file under applicable Law that is in any way related to the Business or the Assets, and all such Tax Returns are true, correct, and complete in all material respects.

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3.9.2 Eton has timely paid all income and other Taxes related to the Assets and the Business that are due and payable, except for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Financial Statements.

3.9.3 No audits or administrative or judicial proceedings are currently being conducted or have been threatened in writing with respect to a material amount of Taxes of Eton.

3.10 Litigation and Proceedings. Except as set forth on Schedule 3.10, there is no Action (or any counter or cross-claim in an Action brought by or on behalf of Eton) or, to Eton’s Knowledge, investigation, whether at law or in equity, or before or by any Governmental Entity of any kind, that is pending or, to Eton’s Knowledge, threatened, against Eton. Eton is not subject to any Governmental Order that relates to the Assets.

3.11 Compliance with Law/Permits.

3.11.1 Eton is in compliance with all, and is not in violation of any Law relating to the Assets or the exploitation of the Assets. No unresolved (a) charges of violations of Laws relating to the Assets have been made or threatened; (b) proceedings or investigations relating to the Assets are pending or have been threatened; and (c) citations or notices of deficiency relating to the Assets have been issued or have been threatened, by any Governmental Entity.

3.11.2 Eton has all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals, qualifications or other similar authorizations and has complied with all directives issued by applicable Governmental Entities, including all Registrations, to operate the Business (the “Permits”). Schedule 3.11.2 sets forth a list of the Registrations related to the Assets and, for each Registration, the name of the Registration, the Registration number, and whether such Registration can be transferred or newly issued to Dr. Reddy’s on or prior to the Effective Date. True, correct and complete copies of the Registrations have been provided to Dr. Reddy’s. The Registrations are valid and in full force and effect, and none of the Registrations will be terminated as a result of the transactions contemplated by this Agreement. Eton is in compliance in all material respects with all requirements, conditions, and upkeep for all Registrations. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, adverse modification, suspension, revocation, or cancellation of, with or without notice or lapse of time or both, any Registration, including any fee requirements. No event has occurred that would reasonably be expected to require or result in the termination, material adverse modification, suspension, revocation, or cancellation of any Registration. No Action is pending or, to the Knowledge of Eton, threatened regarding the termination, material adverse modification, suspension, revocation, or cancellation of any such Registration. As of the date hereof, Eton has not received any written communication from any Governmental Entity threatening to withdraw, materially adversely modify or suspend any Registration. All Regulatory Filings used in connection with any and all requests for a Registration, when submitted to the FDA or any other Governmental Entity, were true, correct, and complete as of the date of submission, and any updates, changes, corrections or modification with respect to such Registrations or Regulatory Filings, required under applicable Laws have been submitted to the FDA or other relevant Governmental Entity.

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3.11.3 The Products are not and have not been adulterated or misbranded as defined by the FDCA and its implementing regulations, and complies and has complied with all Registrations, as well as applicable Law and policies and guidance documents (e.g., Guidance to Industry) issued by the FDA and any other Governmental Entity with respect to labeling, processing, storing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Products.

3.11.4 (i) There have been no recalls, field corrections, market withdrawals, or suspensions conducted by or on behalf of Eton concerning a Product, whether voluntary or otherwise; (ii) there are no pending Actions seeking a recall, field correction, market withdrawal, or suspension of a Product or otherwise relating to the alleged lack of safety, efficacy, or regulatory compliance of a Product; and (iii) there is not, and has not been, any notice of any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, Action, penalty, untitled letter, warning letter, seizure, import alert, injunction or other compliance or enforcement action from or by any Governmental Entity relating to a Product or any Product facility that is subject to the FDA’s registration requirements under 21 C.F.R. Part 207, and that is owned (whether fully or partially), operated, or leased by Eton. Eton has provided true, correct and complete copies of all applications, approvals, written notices of inspectional observations, establishment inspection reports, and any other material correspondence received from any Governmental Entity, including the FDA, with respect to a Product, including any correspondence that imposes any obligation on Eton with respect to post-marketing clinical studies for a Product or that allege, indicate, imply, or suggest lack of compliance with a Permit or regulatory requirement of the FDA or any other Governmental Entity.

3.11.5 To Eton’s Knowledge, the Products have been in compliance in all respects with applicable Law, including (without limitation) current Good Manufacturing Practices, establishment registration, product listing, adverse event reporting obligations, and any other applicable requirements under the FDCA and its implementing regulations.

3.11.6 Eton has not received any claim, complaint, or communication, whether written or oral, (i) alleging that a Product failed to meet its specifications set forth in applicable Registration, or (ii) alleging that a Product received by such Person was of poor or substandard quality or incomplete upon receipt.

3.11.7 Eton is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar material agreements with or imposed by any Governmental Entity. Eton has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Governmental Entity. Neither Eton nor any director, officer, employee, or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law.

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3.11.8 (i) Eton has not engaged in any speech, conduct, actions, or inactions, or failed to comply with any requirements under the FDCA and its implementing regulations to render a Product adulterated or misbranded; (ii) Eton has not engaged in any off-label promotion, or promotion of a Product without Permits; and (iii) Eton is in compliance with the written procedures, record-keeping and FDA reporting requirements for adverse event reporting requirements set forth in 21 C.F.R. Part 314.

3.11.9 To the Knowledge of the Eton, the Products are being and have been developed in material compliance with applicable Law, including those requirements relating to Good Manufacturing Practice, good laboratory practice and good clinical practice. Neither the Eton nor any of its Affiliates have received (and, to the Knowledge of Eton, no agent developing any Product on its behalf) any (i) written notice from the FDA or any other Governmental Entity, including the Office of Inspector General, any United States Attorney, the Department of Justice or any attorney general of any jurisdiction, alleging that the Eton, such agent or any of their respective Affiliates has been or is in violation of any Applicable Healthcare Regulatory Laws or other applicable Laws, or commencing or indicating an intention to conduct an investigation, audit, or review, in each case, in connection with the conduct of the Business or the Assets; (ii) written notice of inspectional observation (including those recorded on form FDA 483), warning letter, penalty, fine, sanction, request for recall or other remedial action in connection with the conduct of the Business or the Assets; or (iii) other written documents issued by the FDA or any other Governmental Entity alleging lack of compliance with any Applicable Healthcare Industry Laws or other applicable Laws by Eton, its agents or any of their respective Affiliates, or any Person engaged by Eton, its agents or any of their respective Affiliates, to provide any service with respect to any Product or otherwise in connection with the conduct of the Business or the Assets.

3.12 Anti-Corruption.

3.12.1 Eton has not been:

(a) convicted of or charged or threatened in writing with prosecution or, to Knowledge of Eton, has been under investigation, by a Governmental Entity (including, for purposes of this Section 3.12.1(a) only, a qui tam relator or similar whistleblower acting in the name of any Governmental Entity) for any violation of a Healthcare Regulatory Law including any law applicable to a health care program defined in 42 U.S.C. § 1320a-7b(f) (“Federal Health Care Programs”);

(b) convicted of, charged with, or, to the Knowledge of Eton, is under investigation for, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

(c) suspended, debarred or excluded from participation pursuant to the Healthcare Regulatory Laws;

(d) excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity, or has otherwise received notice of a proposed exclusion, suspension, debarment, or ineligibility determination from any Governmental Entity; or

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(e) found to have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

3.12.2 Neither Eton nor, to the Knowledge of Eton, any of its directors, officers, employees, representatives or authorized agents, has (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) violated, or been investigated or made any voluntary disclosures to any Governmental Entity with respect to any violation or potential violation of, any Healthcare Regulatory Law, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the Anti-Kickback Act of 1986, as amended; (iii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; or (iv) paid, established or maintained any funds or assets that have not been recorded in the books and records of Eton; or aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to Eton or its Affiliates.

3.12.3 Except for transactions that have been authorized pursuant to specific licenses issued by the U.S. Office of Foreign Assets Control (“OFAC”), since January 1 2021, neither the Eton nor, to the Knowledge of Eton, any of its directors, officers, employees, representatives or authorized agents, has participated in any transaction in or involving (i) a party designated on the OFAC Specially Designated Nationals and Blocked Persons List or other similar list, or owned fifty percent (50%) or more by one or more such parties, (ii) a country with which such transactions by Eton or its Affiliates are prohibited pursuant to applicable Laws including U.S. economic sanctions administered by OFAC (“sanctioned country”), or (iii) a government or national of a sanctioned country where prohibited by applicable Laws including U.S. economic sanctions administered by OFAC.

3.12.4 Eton promptly and duly investigates any reports of alleged compliance violations, conducts internal audits and takes corrective action, and to the Knowledge of Eton, there are no compliance problems.

3.13 Absence of Changes. Since January 1, 2021 to the date hereof, Eton has not mortgaged or pledged any material Assets or In-Licensed IP.

3.14 Contracts.

3.14.1 Schedule 3.14 set forth a true, complete and correct list of the following Contracts to which Eton is a party as of the date hereof and which relate to a Product (collectively, whether or not listed on Schedule 3.14, the “Material Contracts”):

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(a) all Contracts pursuant to which Eton (i) made payments related to the Product or the Business to any third party in the twelve (12) month period ended March 31, 2022 in excess of $25,000, or (ii) received payments related to the Product or the Business from any third party in the twelve-month period ended March 31, 2022 in excess of $25,000;

(b) any Contracts containing (i) any right of any exclusivity in favor of the other parties thereto, (ii) any covenant limiting, in any respect, the ability of Eton to engage in any line of business or in any geographic area, to compete with any Person, to solicit, hire or engage in transactions with the employees, suppliers or customers of another Person, or (iii) any “most favored nation” or similar rights or any provision requiring Eton to purchase all or substantially all of its requirements of a particular product or good from a particular supplier or containing minimum purchase obligations of Eton;

(c) all Contracts relating to any joint venture or any collaboration, development, co-development, joint development, partnership, strategic alliance, profit sharing or similar arrangement;

(d) all Contracts pursuant to which any earn-out, deferred or contingent payment or other indemnification or material other obligations remain outstanding, in each case, that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(e) all Contracts entered into by Eton, on the one hand, and any of its Affiliates, on the other hand;

(f) each settlement, conciliation, litigation “standstill” or similar Contract that imposes continuing obligations or restrictions on Eton;

(g) each Contract with a Governmental Entity; and

(h) each Contract with a Material Customer or Material Supplier.

3.14.2 True, correct and complete copies of each Material Contract (in each case, including all amendments and supplements thereto) have been made available to Dr. Reddy’s. Eton is not in violation of or in default under (nor are there existing conditions which with either the passage of time or giving of notice or both would cause such a violation or default under) any such Material Contract. Each such Material Contract is in full force and effect, and is a legal, valid and binding obligation of Eton, and, to the Knowledge of Eton, of each of the other parties thereto, and is enforceable in accordance with its terms. Eton has not received notice that it is in violation or breach of or in default under any such Material Contract.

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3.15 Customers and Suppliers; Payors.

3.15.1 Schedule 3.15.1 contains a true, complete and correct list of (a) the top ten (10) customers of Eton with respect to the Products (determined by and setting forth the revenue) for the 2021 fiscal year and the period from January 1, 2022 through April 30, 2022 (the “Material Customers”), and (b) the top ten (10) suppliers and/or vendors with respect to the Products (determined by and setting forth the cost of items or services purchased) for the 2021 fiscal year and the period from January 1, 2022 through April 30, 2022 (the “Material Suppliers”). No Material Customer or Material Supplier has, during the twelve (12)-month period prior to the date hereof, expressed to Eton its intention to cancel or otherwise terminate or materially adversely modify its relationship with Eton or, with respect to the Business. Eton has not, during the twelve (12)-month period prior to the date hereof, canceled or otherwise terminated or materially and adversely modified its relationship with any Material Customer or Material Supplier, including as it relates to the Business.

3.15.2 Schedule 3.15.2 sets forth a true and complete list of all payors with which Eton had or has a contract for or that includes a Product at any time during the calendar year ended December 31, 2021 or the three (3)-month period ended March 31, 2022 (each, a “Payor”) and, for each Payor, a description of all rebates, reimbursements, discounts and price protection provisions set forth in the contract with, or otherwise applicable to, such Payor. Schedule 3.15.2 shall indicate if any of the contracts with the Payors has terminated or expired as of the date hereof. Eton has not received any notice that any of the Payors intends to modify or amend the payment terms in its contract with Eton with respect to the Products.

3.16 Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Eton.

3.17 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ETON EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE FUTURE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, OR VALUE OF THE ASSETS AND/OR ANY PRODUCT; AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ETON SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICES.

4. Representations and Warranties of Dr. Reddy’s. Dr. Reddy’s represents and warrants to Eton as follows:

4.1 Authority and Binding Effect. Dr. Reddy’s has the full corporate power and authority to execute and deliver this Agreement and other documents and instruments contemplated hereby. This Agreement and other documents and instruments contemplated hereby, and the consummation by Dr. Reddy’s of its obligations contained herein, have been duly authorized by all necessary corporate actions of Dr. Reddy’s, and this Agreement and other documents and instruments contemplated hereby have been duly executed and delivered by Dr. Reddy’s. This Agreement and other documents and instruments contemplated hereby are valid and binding agreements of Dr. Reddy’s, enforceable against Dr. Reddy’s in accordance with its terms.

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4.2 Organization and Standing. Dr. Reddy’s is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, and Dr. Reddy’s is qualified to do business in each jurisdiction where such qualification is necessary. Dr. Reddy’s has the requisite corporate power and authority to conduct its business as now conducted.

4.3 Conflicts; Consents. The execution and delivery by Dr. Reddy’s of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with (a) any provision of the certificate of incorporation or bylaws of Dr. Reddy’s, each as amended to date; (b) Contracts to which Dr. Reddy’s or any of its properties or assets (including intangible assets) is subject; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dr. Reddy’s or any of its properties or assets (tangible and intangible). It is not necessary for Dr. Reddy’s to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Dr. Reddy’s to enter into or perform its obligations under this Agreement.

4.4 Litigation and Proceedings. There is no claim, action, suit, proceeding or, to Dr. Reddy’s’s knowledge, investigation (or any counter or cross-claim in an action brought by or on behalf of Dr. Reddy’s), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Dr. Reddy’s’s knowledge, threatened, against Dr. Reddy’s, which (a) could reasonably be expected to adversely affect Dr. Reddy’s’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (b) involves the possibility of any judgment or liability, or which may become a claim, against Dr. Reddy’s or its business. Dr. Reddy’s is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Dr. Reddy’s or its ability to consummate the transactions contemplated hereby.

4.5 No Broker. Dr. Reddy’s has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

4.6 No Other Cysteine Product. As of the Effective Date, neither Dr. Reddy’s nor any of its Affiliates are engaged in the development, offering to sell, sale, marketing, distribution, or commercialization of any injectable pharmaceutical product containing cysteine hydrochloride as the sole active ingredient for use in the United States.

4.7 Independent Investigation. Dr. Reddy’s has conducted its own independent investigation, review and analysis of the Assets. Dr. Reddy’s acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Dr. Reddy’s has relied solely upon its own investigation and the express representations and warranties of Eton set forth in Section 3 of this Agreement (including related portions of the disclosure schedules); and (b) neither Eton nor any other Person has made any representation or warranty as to Eton, the Assets or this Agreement, except as expressly set forth in Section 3 of this Agreement (including the related portions of the disclosure schedules).

4.8 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, DR. REDDY’S EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED.

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5. Financial Terms.

5.1 Upfront Payment. On the Effective Date, Dr. Reddy’s shall pay to Eton an upfront fee of five million dollars ($5,000,000) (the “Upfront Payment”) less the Escrow Amount.

5.2 Milestone Payments. Within [*] days of Dr. Reddy’s becoming aware that an applicable milestone event has been achieved, Dr. Reddy’s shall provide Eton with written notice thereof. Thereafter, Eton shall issue an invoice to Dr. Reddy’s and Dr. Reddy’s shall pay (a) to Eton, within [*] days of receipt of such invoice, the corresponding one-time milestone payment (the “Milestone Payments”) less ten percent (10%)[*] of the milestone payment amount (the “Escrow Portion”) and pay to the Escrow Agent, the Escrow Portion:

No.	Milestone Event	Milestone Payment
1.	The earlier to occur of (i) Successful Court Outcome for Cysteine Injection or (ii) First Commercial Sale of the Cysteine Product (ANDA 214082) by Dr. Reddy’s occurring on or before [*] anniversary of the Effective Date.	$20,000,000
2.	On the six (6)-month anniversary of the First Commercial Sale of the Cysteine Product (ANDA 214082) by Dr. Reddy’s, provided that as of the date of the six (6)-month anniversary of the First Commercial Sale, no other versions of the product Cysteine hydrochloride injection 50MG/ML (including authorized generics) [*] have been commercially launched, other than the innovator product [*].	$5,000,000
3.	Upon receipt of approval of the Registration by the FDA for Product 7 (as referenced in Schedule 1.77) in the United States occurring on or before March 1, 2023 (the “End Date”) (subject to adjustment as set forth below).	$1,000,000 (subject to adjustment as set forth below)
4.	Upon receipt of approval of the Registration by the FDA for Product 8 (as referenced in Schedule 1.77) in the United States occurring on or before July 1, 2023.	$2,500,000
5.	Upon receipt of approval of the Registration by the FDA for Product 9 (as referenced in Schedule 1.77) in the United States occurring on or before the End Date (subject to adjustment as set forth below).	$1,500,000 (subject to adjustment as set forth below)
6.	[*]	[*]
7.	[*]	[*]
8.	[*]	[*]
9.	[*]	[*]
10.	[*]	[*]

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Each Milestone Payment shall be payable only once after its first achievement of the corresponding milestone event. No amounts shall be due for subsequent or repeated achievement of such milestone event. The maximum aggregate amount payable by Dr. Reddy’s pursuant to this Section 5.2 is [*]. Following the Escrow Release Date, milestone payments that become payable shall not be reduced by the Escrow Portion.

Notwithstanding the applicable date set in each of [*]

5.3 Payment Provisions.

5.3.1 Payment Method. All payments by Dr. Reddy’s to Eton hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Eton to Dr. Reddy’s.

5.3.2 Late Payments. Amounts not paid when due shall accrue interest calculated at the [*] (but in no event greater than the maximum rate permitted by applicable Law) in effect on the date that the payment should have been made, as published by Bloomberg.

5.3.3 Withholding Taxes. Dr. Reddy’s shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Dr. Reddy’s, or any taxes required to be withheld by Dr. Reddy’s, to the extent Dr. Reddy’s pays to the appropriate governmental authority on behalf of Eton such taxes, levies or charges. Dr. Reddy’s shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Eton by Dr. Reddy’s. Dr. Reddy’s promptly shall deliver to Eton proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. Eton shall promptly provide to Dr. Reddy’s any Tax forms or other Tax-related documentation reasonably requested by Dr. Reddy’s.

5.4 Audits.

5.4.1 Dr. Reddy’s shall keep, and shall use commercially reasonable efforts to cause its Licensees, its Affiliates, and its Licensees’ Affiliates, to keep, complete and accurate books and records (whether in hardcopy, electronic or other form) in sufficient detail to substantiate the achievement (or nonachievement) of each milestone event (the “Milestone Information”) and shall maintain (or cause to be maintained) such Milestone Information until the fifth (5th) anniversary of the end of the calendar quarter to which such Milestone Information relates.

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5.4.2 Upon the written request of Eton and not more than once in each calendar year, Dr. Reddy’s shall permit (and shall use commercially reasonable efforts to cause its Licensees, its Affiliates, and its Licensees’ Affiliates to permit) an independent certified public accounting firm of nationally recognized standing selected by Eton and reasonably acceptable to Dr. Reddy’s, at Eton’s expense, to have access during normal business hours to Milestone Information not previously audited by Eton as may be reasonably necessary to verify the accuracy of any reports or other records of any amounts owed hereunder for the four (4) calendar quarters immediately prior to the date of such request (other than records for which the Eton has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, then Dr. Reddy’s shall pay such additional amounts, to the extent not disputed by Dr. Reddy’s in good faith, within thirty (30) days after the date Eton delivers to Dr. Reddy’s such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Eton; provided, however,[*]. Eton shall cause its accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence; provided, however, that Dr. Reddy’s (or its Licensee or an Affiliate, as applicable) shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with Dr. Reddy’s (or its Licensee or an Affiliate, as applicable) regarding such financial information. The accounting firm shall disclose to Eton only whether the amounts are correct or not and the amount of any discrepancy. No other information shall be shared. Eton shall treat all such financial information as Confidential Business Information, and shall not disclose such financial information to any Third Party or use it for any purpose other than to enforce its rights hereunder or as specified in this Section 5.4.

5.4.3 In the event of a good faith dispute with respect to any audit under Section 5.4.2, Eton and Dr. Reddy’s shall work in good faith to resolve the disagreement. If the parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each party’s certified public accountants or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the parties in such manner as the Audit Arbitrator shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, the audited party shall pay the additional amounts, or the auditing party shall reimburse the excess payments, as applicable.

5.5 Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other documents and instruments contemplated hereby, if any, shall be borne and paid by Dr. Reddy’s when due. Dr. Reddy’s shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Eton shall cooperate with respect thereto as necessary).

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6. Post-Effective Date Covenants.

6.1 Publicity. No party to this Agreement will make or issue or cause to be made or issued any public announcement, statement or filing concerning this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby or any other aspect of the dealings between the parties as contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that each party and its Affiliates shall be permitted to make public announcements, statements and filings regarding this Agreement and any other agreements contemplated hereby and the terms of the transactions contemplated hereby and thereby to the extent required by applicable Law or by the rule of any securities exchange or automated quotation system. The parties acknowledge that either or both parties may be obligated to file under applicable Laws a copy of this Agreement with the United States Securities and Exchange Commission or other Governmental Entity and that either party may be required to disclose information concerning this Agreement or portions of this Agreement with Governmental Entities involved in the examination or enforcement of Patent rights or regulatory authorities in connection with the rights granted under this Agreement. Each party may make such a required filing and shall use reasonable efforts to request confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such party under applicable Law. In the event of any such filing, each party shall provide the other party with a copy of this Agreement marked to show provisions for which such party intends to seek confidential treatment and shall reasonably consider and incorporate the other party’s comments thereon to the extent consistent with the legal requirements and provided within ten (10) business days after provision of such copy (or such shorter period of time as may be required to comply with applicable Law), with respect to the filing party, governing disclosure of material agreements and material information that must be publicly filed and/or otherwise recorded.

6.2 Confidentiality. On and after the Effective Date, Eton shall, and shall cause its Affiliates to, treat and hold as confidential, and shall not use or disclose (a) any documents and information concerning Dr. Reddy’s, or any of its Affiliates, furnished to it by Dr. Reddy’s or its Representatives in connection with this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby, and (b) any information regarding the Assets or Assumed Liabilities, including Trade Secrets, know-how or confidential information of the related to the Assets (such information in clause (b), the “Confidential Business Information”) except to perform its obligations or exercise its rights set forth in Agreement. In the event that Eton or its Affiliates is requested or required (by oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Business Information, Eton shall use commercially reasonable efforts to promptly notify Dr. Reddy’s of the request or requirement so that Dr. Reddy’s may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Eton is, on the advice of counsel, legally required to disclose any such Confidential Business Information, then Eton may disclose such information to the requesting authority; provided, however, that Eton shall use commercially reasonable efforts to obtain, at the reasonable request of Dr. Reddy’s and at Dr. Reddy’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Dr. Reddy’s shall designate in good faith.

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6.3 Preservation of Records. Eton shall preserve and keep the records held by it relating to the Assets and the Assumed Liabilities for a period of seven (7) years following the Effective Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to Dr. Reddy’s as may be reasonably required in connection with any insurance claims by or against, Actions by or against, Tax audits against, governmental investigations of, or compliance with applicable Laws by, Dr. Reddy’s, in each case, at Dr. Reddy’s sole cost and expense.

6.4 Regulatory Transfer. Promptly after the Effective Date (but in no event more than two (2) business days thereafter), Eton shall electronically submit through the FDA’s electronic gateway a letter notifying the FDA of the transfer of the Regulatory Filings and Registrations that comprise the Purchased Regulatory Documents, in the form as mutually agreed by the parties prior to the Effective Date, and Eton shall provide a copy of such letter to the Dr. Reddy’s. Promptly after Eton has submitted such letter (but in no event more than five (5) business days thereafter), Dr. Reddy’s shall submit through the FDA’s electronic gateway a letter notifying the FDA of its acceptance of the transfer of the Regulatory Filings and Registrations that comprise the Purchased Regulatory Documents, in the form as mutually agreed by the parties prior to the Effective Date.

6.5 Transfer of Assets. Subject to Section 6.7,

6.5.1 as soon as practicable on or following the Effective Date (but in no event more than five (5) business days following the Effective Date), Eton shall make available to Dr. Reddy’s electronically all Assets held electronically.

6.5.2 within five (5) business days after the Effective Date, Eton shall deliver to Dr. Reddy’s all tangible Assets in its possession or control, including all items described on Schedule 6.5, provided, that if Eton finds, locates, discovers or otherwise becomes aware that it possesses any Assets after the Effective Date, Eton shall reasonably promptly notify Dr. Reddy’s and deliver such Assets to Dr. Reddy’s.

6.5.3 Eton shall have the right to retain copies of all books and relating to the Assets relating to periods ending on or prior to the Effective Date, provided that such books and records are kept confidential in accordance with Section 6.2 Eton’s normal confidentiality procedures.

6.6 Dr. Reddy’s Commercialization.

6.6.1 Dr. Reddy’s shall use Commercially Reasonable Efforts to research, develop, and commercialize the Biorphen Products in the United States and shall do so at its own expense. For the purposes of determining whether Dr. Reddy’s has applied efforts consistent with its obligation to use Commercially Reasonable Efforts in accordance with the foregoing sentence, [*].

6.6.2 Within thirty (30) days following each calendar quarter in which a Product Net Sale occurs with respect to a Biorphen Product or Cysteine Product, Dr. Reddy’s shall provide Eton with [*]Within forty-five (45) days following each calendar quarter in which a Product Net Sale occurs with respect to a [*], Dr. Reddy’s shall deliver to Eton a report that sets forth, in reasonable detail, the Product Net Sales for the preceding calendar quarter. [*].

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6.6.3 Dr. Reddy’s shall have sole discretion with regard to the research, development, manufacturing, commercialization and other exploitation of the Products from and after the Effective Date.

6.7 Sell-off Rights.

6.7.1 Eton, Xellia and XGen shall have the limited right to sell-off any Inventory set forth or estimated on Schedule 3.6 (the “Retained Inventory”) as follows:

(a) Xellia and XGen shall have the limited right to sell-off Retained Inventory through [*] (the “Sell-off Period”) in accordance with the terms of the Xellia Agreement and the XGen Agreement, respectively. Within forty (40) days of the end of each calendar quarter, Eton shall provide to Dr. Reddy’s a sales report with respect to the Products sold by or on behalf Eton, Xellia and XGen. Eton shall not complete any deliveries of any Products to Xellia or XGen on or after the Effective Date. Eton shall ensure that Xellia and XGen comply with the Xellia Agreement and XGen Agreement, respectively. Eton shall be responsible for any breach by Xellia or XGen of the Xellia Agreement or XGen Agreement, respectively. During the Sell-off Period and thereafter, Eton shall enable Dr. Reddy’s to benefit from any rights of Eton that exist under the Xellia Agreement and XGen Agreement, including any audit rights.

(b) Eton shall have the right to sell-off or otherwise dispose of any and all Retained Inventory of Biorphen Product set forth or estimated on Schedule 3.6 through the end of the Sell-Off Period.

6.7.2 Within thirty (30) days of the end of the Sell-Off Period, without further action or request of Dr. Reddy’s, Eton shall destroy all remaining Retained Inventory (whether in the control of Eton, Xellia, XGen, their agents or otherwise) wherever located, at its sole cost, and certify such destruction to Dr. Reddy’s.

6.7.3 As soon as reasonably practicable, but no more than fifteen (15) days following the Effective Date, the parties shall negotiate and enter into a written, commercially reasonable pharmacovigilance agreement for relating to the Products, as applicable. Additionally, upon the request of either party, the parties shall negotiate and enter into a written, commercially reasonable quality assurance agreement.

6.8 Milestone Reimbursements.

6.8.1 Within ten (10) business days following an invoice received by Eton from Dr. Reddy’s indicating the achievement of a milestone event which triggers milestone(s) payment set forth on Schedule 6.8, Eton shall pay to Dr. Reddy’s an amount equal to such milestone payments payable by Dr. Reddy’s to Sintetica by wire transfer of immediately available funds to a bank account designated in writing by Dr. Reddy’s.

6.8.2 Following the achievement of the milestone (the “Rezipres Vial Milestone”) set forth in Section 6.1(b) of the Rezipres Vial Contract and proof from Eton and acknowledgement from Sintetica that Eton has paid such [*] milestone payment to Sintetica in full, Eton shall provide an invoice to Dr. Reddy’s for such [*] amount, and Dr. Reddy’s shall reimburse Eton by wire transfer of immediately available funds to a bank account designated in writing by Eton.

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6.9 Net Sales Reimbursement. With respect to sales of Product by and on behalf of Eton, Xellia, XGen and each of their Affiliates, licensees and sublicensees (collectively, the “Eton Parties”) prior to the Effective Date or during the Sell-Off Period (“Eton Party Sales”), Eton shall, be responsible for Sintetica Net-Profit Payments (defined below) attributable to Eton Party Sales (the “Eton Portion”). Following the end of each calendar quarter through the end of the Sell-Off Period, within forty (40) days of the end of such calendar quarter, Eton shall report to Dr. Reddy’s the applicable Eton Party Sales and shall calculate the Eton Portion. Eton shall share such information that is reasonably requested by Dr. Reddy’s in order to calculate the Eton Portion and Sintetica Net-Profit Payments. Dr. Reddy’s shall calculate the total Sintetica Net-Profit Payments, and shall confirm Eton’s calculation of the Eton Portion. Upon demand (and in no event more than five (5) business days following receipt of an invoice from Dr. Reddy’s), Eton shall reimburse Dr. Reddy’s for the Eton Portion.

The term “Sintetica Net-Profit Payments” means any amounts owed to Sintetica pursuant to Section 6.3 of each of the 2019 Agreements.

6.10 Non-Competition.

6.10.1 During the period commencing on the Effective Date and ending [*] (the “Restricted Period”), to the greatest extent permissible under applicable Law, neither Eton nor its Affiliates shall, directly or indirectly, whether by itself or through any other Person, engage in or assist others in engaging in the Restricted Business within [*]. Notwithstanding the foregoing, Eton may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if Eton is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

6.10.2 Eton hereby acknowledges that a breach or threatened breach of this Section 6.10 would give rise to irreparable harm to Dr. Reddy’s and/or its Affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Eton of any such obligations, Dr. Reddy’s shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by Eton or any of its Affiliates, of any agreement set forth in this Section 6.10, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.

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6.10.3 Eton hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.10 are reasonable and are no broader than are necessary to protect the legitimate business interests of Dr. Reddy’s, including the ability of Dr. Reddy’s to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the business related to the Products, and that such restrictions constitute a material inducement to Dr. Reddy’s to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.11 Further Assistance. From time to time, as and when reasonably requested by the other party, each party hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting party’s sole cost and expense.

6.12 Wrong Pockets.

6.12.1 If, following the Effective Date, Eton or Dr. Reddy’s identifies any Asset that was not delivered to Dr. Reddy’s as of the Effective Date or otherwise in accordance with Section 6.5, then Eton shall transfer such Asset to Dr. Reddy’s as soon as reasonably practicable and for no further consideration.

6.12.2 If, following the Effective Date, Eton or Dr. Reddy’s identifies any Excluded Asset that was delivered to Dr. Reddy’s pursuant to this Agreement, then Dr. Reddy’s shall transfer such Excluded Asset to Eton as soon as reasonably practicable and for no further consideration.

6.12.3 Each of Dr. Reddy’s and Eton shall notify the other party as soon as reasonably practicable upon becoming aware that an Asset or an Excluded Asset, respectively, is in its control.

6.13 Litigation Cooperation. In the event that Dr. Reddy’s is involved in any Actions related to Intellectual Property:

6.13.1 relating to [*] on or subsequent to the Effective Date, at Dr. Reddy’s reasonable request, Eton shall, at Eton’s sole cost and expense, provide reasonable cooperation to Dr. Reddy’s and its attorneys in the prosecution or defense of any such Action, including participation in interviews with Dr. Reddy’s attorneys, appearing for depositions, participation in written discovery, testifying in administrative, judicial or arbitration proceedings, or any other participation necessary for the prosecution or defense of any such Action.

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6.13.2 following the Effective Date, [*], at Dr. Reddy’s reasonable request, Eton shall, at Dr. Reddy’s sole cost and expense, provide reasonable cooperation to Dr. Reddy’s and its attorneys in the prosecution or defense of any such Action, including participation in interviews with Dr. Reddy’s attorneys, appearing for depositions, participation in written discovery, testifying in administrative, judicial or arbitration proceedings, or any other participation necessary for the prosecution or defense of any such Action

6.14 Escrow.

6.14.1 All Losses payable by Eton to any Dr. Reddy’s Indemnitees under this Agreement may be paid by the Escrow Agent from the Escrow Amount. Subject to the limitations set forth in Section 8.4, any Losses that are in excess of the Escrow Amount shall be paid by Eton; provided that, Dr. Reddy’s may, in its sole discretion, elect to offset such Losses against any Milestone Payments due and owing but not yet paid. Promptly following the date that is [*] (the “Escrow Release Date”), Dr. Reddy’s and Eton shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to Eton any remaining portion of the Escrow Amount, less any pending amounts that are subject to pending Claims made by any Dr. Reddy’s Indemnitees under this Agreement prior to 11:59 p.m. Eastern Time on the Escrow Release Date. If any Claim made by any Dr. Reddy’s Indemnitees under this Agreement is still pending as of the Escrow Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Indemnity Escrow Amount in an amount equal to such Losses identified in any unresolved notice delivered pursuant to the Escrow Agreement until such Claim has been satisfied or otherwise resolved, at which point Dr. Reddy’s and Eton shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to Eton any remaining balance of the Escrow Amount not used to satisfy such indemnification rights of Dr. Reddy’s Indemnitees under this Agreement.

6.14.2 The parties shall split equally any costs and expenses incurred in connection with the Escrow Agreement, subject to the terms and conditions thereof. If one party pays any portion of the other party’s costs and expense, the other party shall reimburse the paying party on demand.

6.14.3 In the event that (i) Dr. Reddy’s provides written notice (a “Request Notice”) to Eton requesting Eton to issue (along with Dr. Reddy’s) a joint written instruction to release any portion of the Escrow Amount with respect to any uncontested amounts that Dr. Reddy’s asserts are payable to Dr. Reddy’s, and (ii) Eton does not, within twenty (20) days of receipt Request Notice, either (A) join Dr. Reddy’s in issuing such instructions or (B) object to Dr. Reddy’s Request Notice in writing by providing notice to Dr. Reddy’s hereunder, then Dr. Reddy’s shall be permitted to issue unilateral written instruction to the Escrow Agent to disperse the Escrow Amounts in accordance with Dr. Reddy’s instructions.

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7. Indemnification.

7.1 Indemnification by Eton. Subject to the provisions of this Section 7, Eton shall indemnify, defend and hold harmless Dr. Reddy’s, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Dr. Reddy’s Indemnitees”), from and against any and all Losses incurred as a result of any claim, demand, action or proceeding incurred or suffered by an Dr. Reddy’s Indemnitee to the extent arising out of:

7.1.1 any breach of the representations and warranties of Eton set forth in this Agreement;

7.1.2 any of the Excluded Liabilities;

7.1.3 any breach of any covenant or agreement of Eton set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.1.4 the ownership or exploitation or the Assets (or rights therein) prior to the Effective Date or the manufacture, use, sale or other exploitation of any Product for or by Eton, its licensees, sublicensees (other than Dr. Reddy’s, if applicable) or their respective Affiliates or the use of any Product by their customers; or

7.1.5 any use, sale or other exploitation of any Product whether before or after the Effective Date, by or on behalf of Eton, XGen or Xellia.

7.2 Indemnification by Dr. Reddy’s. Subject to the provisions of this Section 7, Dr. Reddy’s shall indemnify, defend and hold harmless Eton, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Eton Indemnitees”), from and against any and all Losses incurred any claim, demand, action or proceeding incurred or suffered by an Eton Indemnitee to the extent arising out of:

7.2.1 any breach of the representations and warranties of Dr. Reddy’s set forth in this Agreement;

7.2.2 any of the Assumed Liabilities;

7.2.3 any breach of any covenant or agreement of Dr. Reddy’s set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; or

7.2.4 except for Product used, sold, manufactured for or otherwise exploited by or on behalf of Eton, XGen or Xellia, the ownership or exploitation of the Assets (or rights therein) after the Effective Date or the manufacture, use, sale or other exploitation of any Product solely by Dr. Reddy’s, its Licensees or their respective Affiliates or the use of any Product by their customers.

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7.3 Procedure.

7.3.1 A party seeking a claim (a “Claim”) for indemnification (the “Indemnitee”) pursuant to Section 7 shall promptly notify the other party (the “Indemnifying Party”) in writing of a Claim after the Indemnitee becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under Section 7.1 or 7.2 or receipt by the Indemnitee of notice of a claim involving the assertion of a claim by a Third Party that may give rise to Losses for which indemnification may be sought under Section 7.1 or 7.2 (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”); provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification Claims hereunder. The Indemnitee shall have the right to participate at its own expense in the Third Party Claim with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any Third Party Claim without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4 Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than thirty (30) days, after receipt of a notice of a Third Party Claim and its obligation to indemnify the Indemnitee against any Losses arising from such Third Party Claim, then the Indemnitee shall have the right to retain separate counsel of its choosing, defend such Third Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnitee is entitled to indemnification hereunder); it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnitee shall have assumed the defense of such Third Party Claim, the Indemnitee shall not settle, compromise or pay such Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5 With respect to Claims other than Third Party Claims, after the giving of any notice of a Claim pursuant to Section 7.3.1 (a “Direct Claim Notice”), the amount of indemnification to which an Indemnitee shall be entitled under Section 7 shall be determined (i) by written agreement between the Indemnitee and the Indemnifying Party expressly stating that it is an agreement pursuant to this Section 7.5, or (ii) by a final, non-appealable judicial judgment, award (judicial arbitration or otherwise) or decree. If the applicable Indemnifying Party notifies the Indemnitee that they do not dispute such Claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 7.1 or Section 7.2 as applicable. If the Indemnifying Party rejects such Claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such Claim), the Indemnifying Party and the Indemnitee shall negotiate in good faith for a period of thirty (30) days to solve such matter. If the Indemnifying Party and Indemnitee cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

7.6 Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to reasonably mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent necessary to remedy the breach that gives rise to such Loss.

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7.7 Effect of Investigation. Eton shall not be liable for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Eton contained in this Agreement if Dr. Reddy’s had actual knowledge of such inaccuracy or breach prior to the Effective Date.

7.8 Exclusive Remedy. Except (a) in the case where a party seeks to obtain specific performance, injunctive relief or other equitable relief, (b) in the case of any dispute with regard to the payment of Milestone Payments triggered by Product Net Sales, which shall be resolved in accordance with Section 5.4.2, and (c) in the case of fraud, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, or whether at Law or in equity, are the indemnification and reimbursement obligations of the parties set forth in this Section 7.

7.9 Payments. The Indemnifying Party shall pay or cause to be paid to the Indemnitee any Losses subject to indemnification hereunder within five (5) business days following the determination that such payment is due to such Indemnitee.

8. Miscellaneous.

8.1 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.2 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Dr. Reddy’s.

8.3 Set-off. Dr. Reddy’s shall have the right to and may at any time set-off and reduce any amounts otherwise payable to Eton under this Agreement by any amounts owed to Dr. Reddy’s or a Dr. Reddy’s Indemnitee under this Agreement.

8.4 LIMITATION OF LIABILITY.

8.4.1 EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF (A) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) BREACH OF SECTION 6.2 (CONFIDENTIALITY) OR 6.10 (NON-COMPETITION) BY ETON OR ITS AFFILIATES, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

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8.4.2 EXCEPT WITH RESPECT TO LOSSES ARISING OUT OF (A) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) BREACH BY OF SECTION 6.2 (CONFIDENTIALITY) OR 6.10 (NON-COMPETITION) BY ETON OR ITS AFFILIATES, IN NO EVENT SHALL ETON’S LIABILITY ARISING OUT OF CLAIMS ARISING FROM, OR IN CONNECTION WITH, OR RELATED TO (I) SECTION 7.1.1 (OTHER THAN WITH RESPECT TO CLAIMS ARISING FROM, OR IN CONNECTION WITH, OR RELATED TO A BREACH OF A FUNDAMENTAL REPRESENTATION) EXCEED [*] AND (II) A BREACH OF A FUNDAMENTAL REPRESENTATION EXCEED THE GREATER OF [*]. SOLELY FOR THE PURPOSES OF THIS SECTION 8.4.2, THE AMOUNT “PAID TO ETON” SHALL BE DEEMED TO INCLUDE ANY AMOUNTS OF THE ESCROW AMOUNT THAT ARE PAID TO THE ESCROW AGENT IN ACCORDANCE WITH THE TERMS HEREIN AND AMOUNTS “PAYABLE TO ETON” SHALL INCLUDE MILESTONES ACHIEVED AS OF THE DATE OF A NOTICE OF CLAIM BUT NOT YET PAID TO ETON.

8.4.3 Subject to the limitations and other provisions of this Agreement, the representations and warranties made by eton and dr. reddy’s in this Agreement (other than with respect to any Claims arising from, in connection with or related to Fraud) shall survive the effective date and shall remain in full force and effect until the date that is [*] following the effective Date; provided, however, that the Fundamental Representations shall survive the effective date until the longer of (a) Three (3) years from the effective Date, and (b) expiration of the applicable statute of limitations.

8.5 Residuals. Notwithstanding anything to the contrary in this Agreement, Eton shall have the right to use any general knowledge, skills and experience and any information retained in the unaided memory of an individual employed or otherwise engaged by Eton.

8.6 Assignment. Neither party shall assign or transfer this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, however, that (a) Dr. Reddy’s may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any (i) Affiliate, or (ii) successor to any Asset to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise and (b) Eton may, without such consent, (i) assign its rights to receive payment hereunder to any Affiliate or Third Party hereunder (provided that such assignee of rights agrees in writing to be bound (jointly and severally with Eton) by the obligations of Eton hereunder) or (ii) assign this Agreement and its rights and obligations hereunder to any successor to all or substantially all of Eton’s assets or business. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing and the assignor shall remain liable for all obligations under this Agreement. Any purported assignment in violation of this Section 8.6 shall be void.

8.7 Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Agreement is found to be unenforceable or invalid under applicable laws, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties shall negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

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8.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in Wilmington, Delaware, having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Entire Agreement; Amendment. This Agreement, together with the Schedules and exhibits hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

8.10 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

8.11 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Eton:	Eton Pharmaceuticals, Inc.
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

If to Dr. Reddy’s:	Dr. Reddy’s Laboratories SA
Elisabethenanlage 11,
CH - 4051,
Basel, Switzerland
Attention: [*]

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with copy to (which shall not constitute notice):

Dr. Reddy’s Laboratories, Inc.
107 College Road East
Princeton, NJ 08540
Attention: [*]
E-mail: [*]

Dr. Reddy’s Laboratories, Inc.
107 College Road East
Princeton, NJ 08540
Attention: US Legal Affairs
Facsimile No.: [*]
E-mail: [*]

8.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13 Construction. The section headings of this Agreement are for convenience only and have no interpretive value. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Each party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” Where a word is defined herein, references to the singular shall include references to the plural and vice versa. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Asset Purchase Agreement as of the Effective Date.

Eton Pharmaceuticals, Inc.

By:
Name:
Title:

Dr. Reddy’s Laboratories S.A.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]